EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

List of Subsidiaries

Name	Jurisdiction of Organization

BAS Evansville, Inc.	Indiana

Seventh Wave Laboratories, LLC	Indiana

BASi Gaithersburg, LLC	Indiana

Bronco Research Services, LLC	Indiana